Exhibit 99

Movano Inc. Provides Business Update and Reports Fourth Quarter 2021 Financial Results

Conference call begins at 2:00 p.m. Pacific time today

Pleasanton, Calif. – March 24, 2022 – Today, Movano Inc. (NASDAQ:MOVE) reported financial results for the three months ending December 31, 2021 and provided a business update. With a mission to empower and inspire you to live a healthier, happier life, the Company continues to develop its platform that will deliver purpose-driven healthcare solutions at the intersection of medtech and consumer devices.

Highlights from the fourth quarter and recent weeks include the following:

●	In December 2021, Movano unveiled plans for its first product, the Movano Ring, as a part of its virtual participation at CES 2022. The smart ring and accompanying mobile app solution combines vital health metrics with personalized intelligent feedback and is designed to help women of all ages make lifestyle changes and take a more proactive approach to managing their health. The Movano Ring will measure heart rate, heart rate variability (HRV), sleep, respiration rate, temperature, blood oxygen saturation (SpO2), steps, calories and incorporate women-centric features and design. The Movano Ring is the Company’s foundational product as it works toward FDA clearances to add medical data, including cuffless blood pressure and non-invasive glucose measurements.

●	In the fourth quarter 2021, the Company completed its third and largest Institutional Review Board (IRB)-approved blood pressure clinical study with 110 participants at the Movano Clinical Lab. During the study, participants wore Movano’s adjustable full finger ring prototype and the Company’s wrist-worn wearable prototype along with a hospital-grade FDA-cleared vital signs monitor as the control. Movano is actively evaluating the results of the study. The Company is using three different calibration methods to analyze the accuracy of the blood pressure data and is making good progress. During the study, the Company also collected SpO2 and heart rate data. Based upon the analysis thus far, the Company believes the accuracy of the SpO2 and heart rate data will be commensurate with predicate devices that have received FDA clearance.

●	Additionally, in February 2022, Movano completed its second IRB-approved glucose pilot study, which was conducted on 10 participants with diabetes in conjunction with an independent FDA-compliant clinical lab. During each four-hour session, participants wore Movano’s wrist-worn wearable prototype and had their glucose levels tracked and recorded using three reference devices. For glucose, an FDA cleared finger stick glucose tester and participants’ existing continuous glucose monitoring device were both used. For blood pressure, an FDA cleared vital signs monitoring device was used as the reference device. The blood pressure and glucose studies will allow Movano to further refine the algorithms it uses to calculate blood pressure, glucose and other key vital sign measurements, as well as determine the next series of studies to be executed by the Company in support of future FDA clearances.

●	In March 2022, fabrication partner GlobalFoundries delivered Movano’s single chip solution to the Company, as planned. The testing process recently commenced and is expected to continue through the Spring, in line with previous expectations. The tapeout and fabrication of the single-chip solution is a significant milestone as it allows Movano to shrink its proprietary multi-chip architecture into a single integrated circuit, providing more flexibility to design small form factors that are key to enabling competitive health solutions.

●	During the fourth quarter of 2021 and into the first quarter of 2022, the Company made significant progress towards the commercialization of its first product. As previously announced, the Company recently made key hires in the area of Business Development and Strategy, and expects to make further announcements in the coming weeks in regards to expanding its go-to-market leadership team. Leveraging additional internal and external resources, the Company expects to Beta launch the Movano Ring in the second half of 2022.

“Since our IPO one year ago, we have been diligently laying the groundwork to develop a platform of purpose-driven, competitive and durable healthcare solutions while remaining dedicated to our mission to empower and inspire you to live a happier, healthier life,” said Dr. John Mastrototaro, CEO of Movano Inc. “We believe there’s a tremendous opportunity for a solution, like the Movano Ring, that women can both trust as a tool to help them advocate for their health and enjoy wearing everyday, too. We’re structuring Movano as a medical device company in order to pursue FDA clearances that will validate the reliability of our data. We are also prioritizing sleek designs and an intuitive app experience that can surface the warning signals of chronic conditions and inspire behaviorial change, helping women of all ages feel their best.”

Fourth Quarter 2021 Financial Results

●	Movano reported a net loss attributable to common stockholders of $6.3 million, or a loss of $0.19 per basic and diluted share, in the fourth quarter of 2021, compared with a net loss attributable to common stockholders of $7.4 million, or a loss of $1.67 per basic and diluted share, in the fourth quarter of 2020. For the year ended December 31, 2021, net loss attributable to common stockholders was $24.3 million or $0.92 per share, compared with a net loss attributable to common stockholders of $21.9 million or $6.85 per share for the year ended December 31, 2020.

●	The Company reported an operating loss of $6.3 million in the fourth quarter of 2021 compared to an operating loss of $3.2 million in the fourth quarter of 2020.

●	Movano is a development stage company and the majority of its business activities to date and planned future activities will be devoted to research and development. As such, the Company did not generate revenue in either the fourth quarter of 2021 or the fourth quarter of 2020.

●	The Company had $33.6 million in cash, cash equivalents and short-term investments as of December 31, 2021, compared to $5.7 million in cash, cash equivalents and short-term investments, as of December 31, 2020.

●	The total number of shares outstanding was 32,772,060 as of December 31, 2021.

Conference Call and Webcast

Management will host a conference call and live audio webcast to discuss these results and provide a business update today at 2:00 p.m. PDT (5:00 p.m. EDT).

Attendees can access the live webcast here or on the investors section of Movano’s website at https://ir.movano.com. The conference call can be accessed by dialing 1-877-407-0989 (domestic) or 1-201-389-0921 (international) and refer to confirmation number 13726893. Attendees can also use the Call Me link, in which they will be dialed in to the conference call instantly on the number provided with no hold time. An archived webcast will be available on Movano’s website approximately one hour after the completion of the event and for two years thereafter.

To learn more about Movano Inc., please visit www.movano.com

About Movano Inc.

Founded in 2018, Movano Inc. (NASDAQ:MOVE) is developing a platform to deliver purpose-driven healthcare solutions at the intersection of medtech and consumer devices. We are on a mission to empower and inspire you to live a healthier, happier life by combining vital health data with personalized intelligent feedback in stylish form factors. With time, Movano plans to add medically validated data to its platform that caretakers and healthcare professionals can use to help identify and better manage the symptoms of chronic conditions.

Forward Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results; product development, clinical trial and regulatory initiatives; our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our registration statement on Form S-1, as amended, and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.” Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

J. Cogan

IR@movano.com

Movano Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$17,675	$5,710
Short-term investments	15,921	—
Payroll tax credit, current portion	166	500
Prepaid expenses and other current assets	1,296	691
Total current assets	35,058	6,901
Property and equipment, net	529	38
Payroll tax credit, noncurrent portion	630	134
Other assets	48	10
Total assets	$36,265	$7,083

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$311	$246
Paycheck Protection Program loan, current portion	—	248
Other current liabilities	2,907	666
Total current liabilities	3,218	1,160
Noncurrent liabilities:
Convertible promissory notes, net	—	11,342
Accrued interest	—	292
Paycheck Protection Program loan, noncurrent portion	—	103
Warrant liability	—	1,549
Derivative liability	—	121
Early exercised stock option liability	281	417
Other noncurrent liabilities	36	161
Total noncurrent liabilities	317	13,985
Total liabilities	3,535	15,145

Series A redeemable convertible preferred stock	—	13,856
Series B redeemable convertible preferred stock	—	18,962

Stockholders' equity (deficit):
Common stock	3	1
Additional paid-in capital	97,506	—
Accumulated other comprehensive loss	(11)	—
Accumulated deficit	(64,768)	(40,881)
Total stockholders' equity (deficit)	32,730	(40,880)
Total liabilities, redeemable convertible preferred stock, and stockholders' equity (deficit)	$36,265	$7,083

Movano Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
OPERATING EXPENSES:
Research and development	$4,499	$1,913	$13,427	$8,373
General and administrative	1,813	1,257	6,376	2,734
Total operating expenses	6,312	3,170	19,803	11,107
Loss from operations	(6,312)	(3,170)	(19,803)	(11,107)

Other income (expense), net:
Interest expense	—	(452)	(883)	(1,004)
Change in fair value of warrant liability	—	(1,519)	(1,581)	(1,511)
Change in fair value of derivative liability	—	210	121	564
Forgiveness of Paycheck Protection Program Loan	—	—	351	—
Interest and other income, net	7	5	22	27
Other income (expense), net	7	(1,756)	(1,970)	(1,924)

Net loss	(6,305)	(4,926)	(21,773)	(13,031)

Accretion and dividends on redeemable convertible preferred stock	—	(2,518)	(2,489)	(8,914)
Net loss attributable to common stockholders	$(6,305)	$(7,444)	$(24,262)	$(21,945)

Net loss	$(6,305)	$(4,926)	$(21,773)	$(13,031)
Other comprehensive loss:
Change in unrealized loss on available-for-sale securities	(8)	—	(11)	—
Total comprehensive loss	$(6,313)	$(4,926)	$(21,784)	$(13,031)

Net loss per share attributable to common stockholders, basic and diluted	$(0.19)	$(1.67)	$(0.92)	$(6.85)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	32,522,305	4,463,975	26,298,032	3,201,430

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